Exhibit 99.4

DELCO REMY INTERNATIONAL, INC.

Offer for all Outstanding

Second-Priority Senior Secured Floating Rate Notes Due 2009

and 9 3/8% Senior Subordinated Notes Due 2012

in Exchange for

Second-Priority Senior Secured Floating Rate Notes Due 2009

and 9 3/8% Senior Subordinated Notes Due 2012

that Have Been Registered Under

the Securities Act of 1933,

As Amended

To Our Clients:

Enclosed for your consideration is a Prospectus, dated                 , 2004 (the “Prospectus”), and the related Letter of Transmittal (the “Letter of Transmittal”), relating to the offer (the “Exchange Offer”) of Delco Remy International, Inc. (the “Issuer”) to exchange its Second-Priority Senior Secured Floating Rate Notes Due 2009 and its 9 3/8% Senior Subordinated Notes Due 2012 (together, the “New Notes”), which have been registered under the Securities Act of 1933, as amended, for its outstanding Second-Priority Senior Secured Floating Rate Notes Due 2009 and its outstanding 9 3/8% Senior Subordinated Notes Due 2012 (all such notes being the “Existing Notes”), upon and subject to the terms and conditions set forth in the Prospectus and the Letter of Transmittal. The Exchange Offer is being made in order to satisfy certain obligations of the Issuer contained in the Registration Rights Agreement dated April 23, 2004, by and among the Issuer, the Guarantors as defined in the Registration Rights Agreement, and the Initial Purchasers as defined in the Registration Rights Agreement.

This material is being forwarded to you as the beneficial owner of the Existing Notes carried by us for your account or benefit but not registered in your name. A tender of such Existing Notes may only be made by us as the registered holder and pursuant to your instructions.

Accordingly, we request instructions as to whether you wish us to tender on your behalf the Existing Notes held by us for your account or benefit, pursuant to the terms and conditions set forth in the enclosed Prospectus and Letter of Transmittal.

Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the Existing Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 5:00 p.m., New York City time, on                     , 2004, unless extended by the Issuer (the “Expiration Date”). Any Existing Notes tendered pursuant to the Exchange Offer may be withdrawn, subject to the procedures described in the Prospectus, at any time before the Expiration Date.

Your attention is directed to the following:

1. The Exchange Offer is for any and all Existing Notes.

2. The Exchange Offer is subject to certain conditions set forth in the Prospectus in the section captioned “The Exchange Offer—Terms of the Exchange Offer.”

3. Any transfer taxes incident to the transfer of Existing Notes from the holder to the Issuer will be paid by the Issuer, except as otherwise provided in Prospectus and the Letter of Transmittal.

4. The Exchange Offer expires at 5:00 p.m., New York City time, on                     , 2004, unless extended by the Issuer.

The Exchange Offer is not being made to, nor will exchange be accepted from or on behalf of, holders of Existing Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

If you wish to have us tender your Existing Notes, please so instruct us by completing, executing and returning to us the instruction form that appears below. The accompanying Letter of Transmittal is furnished to you for informational purposes only and may not be used directly by you to tender Existing Notes held by us and registered in our name for your account or benefit.

INSTRUCTIONS WITH RESPECT TO

THE EXCHANGE OFFER

The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein in connection with the Exchange Offer of Delco Remy International, Inc. with respect to its Existing Notes, including the Prospectus and the Letter of Transmittal.

This form will instruct you to tender the Existing Notes held by you for the account or benefit of the undersigned, upon and subject to the terms and conditions set forth in the Prospectus and the Letter of Transmittal.

Please tender the Existing Notes held by you for my (our) account as indicated below:

Total Number of Existing Notes
Second-Priority Senior Secured Floating Rate Notes Due 2009

9 3/8% Senior Subordinated Notes Due 2012

☐	Please do not tender any Existing Notes held by you for my account.

Dated:                                , 2004

Signature(s)

Please print name(s) here

Address(es)

Area Code and Telephone Number

Tax Identification or Social Security Number(s)

None of the Existing Notes held by us for your account or benefit will be tendered unless we receive written instructions from you to do so. Unless specific contrary instructions are given in the space provided, your signature(s) hereon shall constitute an instruction to us to tender all the Existing Notes held by us for your account or benefit.